Exhibit 5



Syngenta AG
10.12.2002

Dear Sirs:

In connection with the Registration Statement on Form S-8 (the "Registration Statement") to register under the United States Securities Act of 1933, as amended, the offering and sale of (i) 18,284,529 American Depositary Shares representing Shares of Syngenta AG (the "Shares") issuable pursuant to the Syngenta Executive Stock Option Plan-10 (the "SESOP") of Syngenta AG and (ii) 160,000 American Depositary Shares representing Shares of Syngenta AG issuable pursuant to the Syngenta Deferred Share Plan (the "DSP"), we have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates or public officials and other instruments as we have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, we are of the opinion that the Shares acquired pursuant to each of the SESOP and the DSP, when and to the extent issued pursuant to the SESOP and DSP, as applicable, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,


Christoph Mader                                        Damian Heller
General Counsel                                        Company Secretary